Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

W&T Offshore, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	Rule 457(c) and (h)	10,000,000	(2)	$4.04	(3)	$40,400,000.00	0.00011020	$4,452.08
Total Offering Amounts							$40,400,000.00		$4,452.08
Total Fee Offsets									—
Net Fee Due									$4,452.08

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the W&T Offshore, Inc. 2023 Incentive Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2)	Represents shares of common stock issuable pursuant to the Plain being registered herein, which shares consist of shares of common stock reserved and available for delivery with respect to awards under the Plan and shares of common stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Represents the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on June 15, 2023 (such date being within 5 business days prior to the date of filing this Registration Statement).